ATSG HOLDS ANNUAL SHAREHOLDERS' MEETING
WILMINGTON, OH, May 10, 2011 - Shareholders of Air Transport Services Group, Inc. (NASDAQ:ATSG) meeting here today re-elected three directors, ratified the appointment of the Company's outside auditors and approved a management proposal.
Directors re-elected to three-year terms on the Board were James H. Carey, 78; John D. Geary, 84; and J. Christopher Teets, 38.
Deloitte & Touche LLP will continue to serve as the Company's independent registered public accounting firm for fiscal 2011.
Stockholders approved, on an advisory basis, the compensation of the Company's named executive officers for 2010 and also voted in favor of conducting future advisory votes on executive compensation every year.
A complete report on the results of the shareholders' votes will be filed later today, along with the annual meeting presentation, in a Form 8-K with the Securities and Exchange Commission.
About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the largest owner and operator of converted Boeing 767 freighter aircraft in the World. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services, airport ground services, fuel management, specialized transportation management, and air charter brokerage services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, LLC; Cargo Aircraft Management, Inc.; Capital Cargo International Airlines, Inc.; and Airborne Maintenance and Engineering Services, Inc. For more information, please see www.atsginc.com.